250 Glen Street Glens Falls, NY
Contact: Timothy C. Badger Tel: (518) 415-4307 Fax: (518) 745-1976

TO: All Media
DATE: Friday, July 20, 2012

Arrow Reports Solid Second Quarter Operating Results and Strong Asset Quality Ratios

Arrow Financial Corporation (NasdaqGS® – AROW) announced operating results for the three- and six-month periods ended June 30, 2012.  Net income for the second quarter of 2012 was $5.6 million, a decrease of $255 thousand or 4.4% from net income of $5.8 million for the second quarter of 2011. Diluted earnings per share (EPS) for the quarter was $.48, down 4% for the comparable 2011 quarter, when diluted EPS was $.50. However, diluted EPS in the 2012 second quarter increased 6.7% from the $.45 diluted EPS for the first quarter of 2012. For the six-month period ended June 30, 2012, net income was $10.9 million and diluted EPS was $.92, as compared to net income of $11.1 million and diluted EPS of $.95 for the six-month period ended June 30, 2011. The comparative results for the three- and six-month periods were affected by certain net gains recognized on securities transactions, which were greater in the 2011 three-month and six-month periods than the comparable 2012 periods, as discussed further in this release. The cash dividend paid to shareholders in the second quarter of 2012 was $.25 per share, or 3% higher than the cash dividend paid in the second quarter of 2011. All per share amounts have been adjusted to reflect the effect of the 3% stock dividend distributed on September 29, 2011.

Thomas L. Hoy, Chairman and CEO stated, “Our 2012 earnings results featured an increase in our noninterest income for the second quarter, reflecting primarily growth in insurance commissions, net gains on the sale of loans and an increase in fee income from fiduciary activities. We experienced modest growth in both loan and deposit balances since year-end 2011. More importantly, our key asset quality measurements continue to be excellent and shareholders' equity grew to a record high. We are pleased with these results during this extended and challenging low interest rate environment."

As noted above, securities transactions in the 2012 and 2011 periods had an impact on earnings comparisons. Included in the 2012 results of operations were net securities gains of $86 thousand for the second quarter and $389 thousand for the six-month period, net of tax, which represented $.01 and $.03 per share for the respective periods. Included in the 2011 results of operations were net securities gains of $291 thousand for the second quarter and $618 thousand for the six-month period, net of tax, which represented $.03 and $.05 per share for the respective periods. Thus, $.02 of the decline in diluted EPS for the three-month and six-month periods between 2011 and 2012 is directly attributable to a decline in net gains from securities transactions.

Insurance commission income rose from $1.8 million in the second quarter of 2011 to nearly $2.1 million in the comparable 2012 quarter. Between the six-month periods, insurance commission income rose $715 thousand, or 21.8%, from $3.3 million in the 2011 six-month period to nearly $4.0 million in the 2012 six-month period. This growth is primarily attributable to our expansion of insurance agency business. On August 1, 2011, we acquired the McPhillips Insurance Agencies, longstanding property and casualty insurance agencies located in our service area, which was our most recent in a series of strategic insurance agency acquisitions.

Assets under trust administration and investment management at June 30, 2012 rose to $1.020 billion, an increase of $2.6 million, or 0.3%, from the June 30, 2011 balance of $1.017 billion.  Over 60% of these assets are equity investments and the growth in balances was generally attributable to a recovery within the equity markets during the first half of 2012. Income from fiduciary activities rose in the second quarter of 2012 by $75 thousand, or 4.9%, above the income from the 2011 comparable second quarter.

The Company's key profitability ratios continue to be strong. Annualized return on average assets (ROA) for the 2012 second quarter was 1.13%, a decrease from our ROA of 1.20% for the comparable 2011 period. Annualized return on average equity (ROE) for the 2012 second quarter was 13.22%. Although this was down from a ROE of 14.51% for the comparable 2011 period, the decrease was primarily impacted by the increased level of shareholders' equity maintained by the Company during the 2012 three-month period.

Asset quality remained strong at June 30, 2012, as measured by our low level of nonperforming assets and very low level of charge-offs. Nonperforming assets of $8.7 million represented only 0.44% of period-end assets, far below industry averages, although up from our 0.31% of assets ratio as of June 30, 2011. Nonperforming assets included $510 thousand in loans that have been recently restructured and are in compliance with modified terms. Net loan losses for the second quarter of 2012, expressed as an annualized percentage of average loans outstanding, were 0.03%, unchanged from the 2011 comparable period.  These asset quality ratios continue to significantly outperform recently reported industry averages.

Overall loan delinquency rates remain very low and, unlike many of our peers, we have not and do not expect to incur significant losses in our residential real estate portfolio within the near-term, even though some borrowers may be experiencing stress due to the continuing weakness in the regional and the national economies. Our allowance for loan losses amounted to $15.2 million at June 30, 2012, which represented 1.33% of loans outstanding, unchanged from our year-end 2011 ratio and an increase of one basis point from our ratio one year earlier.

Total assets at June 30, 2012 reached $1.967 billion, an increase of $65.2 million, or 3.4%, from the $1.902 billion balance at June 30, 2011. Our loan portfolio was $1.147 billion, up $26.5 million, or 2.4%, from the June 30, 2011 level, and $15.2 million, or 1.3%, above the level at December 31, 2011. During the first six months of 2012, we originated over $51.3 million of residential real estate loans. However, for interest rate risk management purposes, we continued to follow the practice we have adopted in recent years of selling most of the residential real estate loans we originate to the secondary market, primarily to a government-sponsored entity, the Federal Home Loan Mortgage Corporation. Therefore, the outstanding balance for our residential real estate loan portfolio at June 30, 2012 is actually lower than our balance at June 30, 2011. We continue, however, to retain servicing rights on the mortgages that we sold, generating servicing fee income on these loans. As long-term interest rates continued to decline during 2012, we sold loans during the six-month period at significantly higher gains than the comparable 2011 period. We experienced an increase in the volume of new automobile loans in the first six months of 2012.  We also experienced modest growth in our commercial loan portfolio which, combined with the increase in automobile loans, more than offset the decrease in our residential real estate loan portfolio.

Similar to most institutions within the banking industry, the Company has experienced decreases in its net interest margin in recent periods as a result of operating in this historically low interest rate environment. On a tax-equivalent ("TE") basis, our net interest income in the second quarter of 2012, as compared to the second quarter of 2011, decreased $296 thousand, or 1.9%. Our TE net interest margin fell from 3.35% in the second quarter of 2011 to 3.26% for the second quarter of 2012. Both our yield on earning assets and the cost of our interest-bearing liabilities decreased significantly from the second quarter of 2011 to the second quarter of 2012.  Our cost of funds in the second quarter of 2012 fell by 38 basis points from 1.08% in the second quarter of 2011 to .70%, while our yield on earning assets in the second quarter of 2012 decreased by 47 basis points from 4.43% in the second quarter of 2011 to 3.96%.

Total shareholders’ equity reached a record high level of $171.9 million at period-end, an increase of $8.4 million, or 5.1%, above the June 30, 2011 balance. Arrow's capital ratios, which were strong at the beginning of 2011, strengthened further during 2011 and through June 30, 2012. At quarter-end, the Tier 1 leverage ratio at the holding company level was 9.09% and total risk-based capital ratio was 16.34%, up from 8.67% and 16.02%, respectively, at June 30, 2011. The capital ratios of the Company and its subsidiary banks continue to significantly exceed the “well capitalized” regulatory standard, which is the highest category.

Many of our key operating ratios have consistently compared very favorably to our peer group, which we define as all U.S. bank holding companies having $1.0 to $3.0 billion in total assets as identified in the Federal Reserve Bank’s “Bank Holding Company Performance Report” (FRB Report). The most current peer data available in the FRB Report is for the three-month period ended March 31, 2012, in which our return on average equity (ROE) was 12.67%, as compared to 7.49% for our peer group.  Our ratio of loans 90 days past due and accruing plus nonaccrual loans to total loans was 0.49% as of March 31, 2012 compared to 3.04% for our peer group, while our annualized net loan losses of 0.08% for the quarter ending March 31, 2012 were well below the peer result of 0.52%.  Our operating results and asset quality ratios have withstood the economic stress of recent years better than most banks in our national peer group.

In July 2012, Visa and MasterCard entered into a Memorandum of Understanding (MOU) with class plaintiffs to resolve certain merchant discount antitrust litigation. As a result of recent developments in this antitrust litigation involving alleged unlawful merchant practices, our subsidiary, Glens Falls National Bank and Trust Company, formerly a Visa member bank that is obligated with other member financial institutions to indemnify Visa in connection with certain legal proceedings, reversed litigation-related accruals of $294 thousand pre-tax that the Company had previously recognized in the fourth quarter of 2007. This reversal reduced our other operating expenses for the three-month and the six-month periods ending June 30, 2012. The Company has not recognized any economic benefits for its remaining shares of Visa Class B common stock.

Mr. Hoy further added, "We continue to believe that our conservative business model which emphasizes a strong capital position, high loan quality, knowledge of our market and responsiveness to our customers has positioned us well for the future. Nonetheless, we, like all banks, face challenges, particularly the threat to earnings posed by the Federal Reserve's determination to maintain interest rates at historically low levels for an extended period of time."

Arrow Financial Corporation is a multi-bank holding company headquartered in Glens Falls, New York, serving the financial needs of northeastern New York.  The Company is the parent of Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company. Other subsidiaries include North Country Investment Advisers, Inc.; three property and casualty insurance agencies: Loomis & LaPann, Inc., Upstate Agency, LLC, and McPhillips Insurance Agency, a division of Glens Falls National Insurance Agencies, LLC; and Capital Financial Group, Inc., an insurance agency specializing in the sale and servicing of group health plans.

The information contained in this News Release may contain statements that are not historical in nature but rather are based on management’s beliefs, assumptions, expectations, estimates and projections about the future.  These statements may be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, involving a degree of uncertainty and attendant risk.  In the case of all forward-looking statements, actual outcomes and results may differ materially from what the statements predict or forecast, explicitly or by implication.  The Company undertakes no obligation to revise or update these forward-looking statements to reflect the occurrence of unanticipated events.  This News Release should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, and our other filings with the Securities and Exchange Commission.

ARROW FINANCIAL CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (In Thousands, Except Per Share Amounts - Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
INTEREST AND DIVIDEND INCOME
Interest and Fees on Loans	$13,628	$14,714	$27,586	$29,729
Interest on Deposits at Banks	36	22	57	44
Interest and Dividends on Investment Securities:
Fully Taxable	2,480	3,323	5,118	6,673
Exempt from Federal Taxes	1,389	1,497	2,710	3,001
Total Interest and Dividend Income	17,533	19,556	35,471	39,447
INTEREST EXPENSE
NOW Accounts	976	1,361	2,035	2,692
Savings Deposits	329	503	686	1,006
Time Deposits of $100,000 or More	569	664	1,177	1,331
Other Time Deposits	1,074	1,292	2,220	2,644
Federal Funds Purchased and Securities Sold Under Agreements to Repurchase	5	23	11	47
Federal Home Loan Bank Advances	172	986	369	2,302
Junior Subordinated Obligations Issued to Unconsolidated Subsidiary Trusts	154	146	313	290
Total Interest Expense	3,279	4,975	6,811	10,312
NET INTEREST INCOME	14,254	14,581	28,660	29,135
Provision for Loan Losses	240	170	520	390
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	14,014	14,411	28,140	28,745
NONINTEREST INCOME
Income From Fiduciary Activities	1,601	1,526	3,223	3,072
Fees for Other Services to Customers	2,054	2,058	4,014	3,973
Insurance Commissions	2,107	1,815	3,996	3,281
Net Gain on Securities Transactions	143	482	645	1,024
Net Gain on Sales of Loans	537	167	894	218
Other Operating Income	366	180	595	280
Total Noninterest Income	6,808	6,228	13,367	11,848
NONINTEREST EXPENSE
Salaries and Employee Benefits	7,794	7,233	15,697	14,435
Occupancy Expenses, Net	1,970	1,894	3,994	3,812
FDIC Assessments	256	267	511	780
Other Operating Expense	2,631	2,777	5,595	5,463
Total Noninterest Expense	12,651	12,171	25,797	24,490
INCOME BEFORE PROVISION FOR INCOME TAXES	8,171	8,468	15,710	16,103
Provision for Income Taxes	2,577	2,619	4,828	4,973
NET INCOME	$5,594	$5,849	$10,882	$11,130
Average Shares Outstanding [1]:
Basic	11,759	11,729	11,765	11,702
Diluted	11,773	11,741	11,784	11,719
Per Common Share:
Basic Earnings	$0.48	$0.50	$0.92	$0.95
Diluted Earnings	0.48	0.50	0.92	0.95
[1] Share and per share data have been restated for the September 29, 2011 3% stock dividend.

ARROW FINANCIAL CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (In Thousands, Except Share and Per Share Amounts - Unaudited)

	June 30, 2012	December 31, 2011	June 30, 2011
ASSETS
Cash and Due From Banks	$31,391	$29,598	$33,202
Interest-Bearing Deposits at Banks	26,360	14,138	24,118
Investment Securities:
Available-for-Sale	431,010	556,538	511,094
Held-to-Maturity (Approximate Fair Value of $261,574 at June 30, 2012, $159,059 at December 31, 2011 and $143,327 at June 30, 2011)	252,902	150,688	138,334
Other Investments	4,479	6,722	7,019
Loans	1,146,641	1,131,457	1,120,096
Allowance for Loan Losses	(15,211)	(15,003)	(14,820)
Net Loans	1,131,430	1,116,454	1,105,276
Premises and Equipment, Net	24,823	22,629	19,490
Other Real Estate and Repossessed Assets, Net	837	516	31
Goodwill	22,003	22,003	20,823
Other Intangible Assets, Net	4,608	4,749	4,221
Accrued Interest Receivable	5,712	6,082	6,689
Other Assets	31,421	32,567	31,477
Total Assets	$1,966,976	$1,962,684	$1,901,774
LIABILITIES
Noninterest-Bearing Deposits	$248,224	$232,038	$219,403
NOW Accounts	691,001	642,521	545,022
Savings Deposits	437,568	416,829	414,487
Time Deposits of $100,000 or More	108,277	123,668	123,640
Other Time Deposits	219,813	228,990	239,307
Total Deposits	1,704,883	1,644,046	1,541,859
Federal Funds Purchased and Securities Sold Under Agreements to Repurchase	16,097	26,293	60,361
Other Short-Term Borrowings	—	—	2,211
Federal Home Loan Bank Overnight Advances	—	42,000	—
Federal Home Loan Bank Term Advances	30,000	40,000	90,000
Junior Subordinated Obligations Issued to Unconsolidated Subsidiary Trusts	20,000	20,000	20,000
Accrued Interest Payable	898	1,147	1,549
Other Liabilities	23,158	22,813	22,205
Total Liabilities	1,795,036	1,796,299	1,738,185
STOCKHOLDERS’ EQUITY
Preferred Stock, $5 Par Value; 1,000,000 Shares Authorized	—	—	—
Common Stock, $1 Par Value; 20,000,000 Shares Authorized (16,094,277 Shares Issued at June 30, 2012 and at December 31, 2011, and 15,625,512 Shares Issued at June 30, 2011)	16,094	16,094	15,626
Additional Paid-in Capital	209,354	207,600	194,276
Retained Earnings	28,951	23,947	30,039
Unallocated ESOP Shares (105,211 Shares at June 30, 2012, 117,502 shares at December 31, 2011, and 118,292 Shares at June 30, 2011)	(2,250)	(2,500)	(2,600)
Accumulated Other Comprehensive Loss	(6,289)	(6,695)	(2,983)
Treasury Stock, at Cost (4,223,388 Shares at June 30, 2012, 4,213,470 shares at December 31, 2011, and 4,152,043 shares at June 30, 2011)	(73,920)	(72,061)	(70,769)
Total Stockholders’ Equity	171,940	166,385	163,589
Total Liabilities and Stockholders’ Equity	$1,966,976	$1,962,684	$1,901,774

Arrow Financial Corporation Selected Quarterly Information (Dollars In Thousands, Except Per Share Amounts - Unaudited)

Quarter Ended	6/30/2012	3/31/2012	12/31/2011	9/30/2011	6/30/2011
Net Income	$5,594	$5,288	$5,431	$5,372	$5,849
Transactions Recorded in Net Income (Net of Tax):
Net Gain on Securities Transactions	86	303	—	1,069	291
Net Gain on Sales of Loans	324	216	259	132	101
Reversal of VISA Litigation Reserve	178	—	—	—	—
Prepayment Penalty on FHLB Advances	—	—	—	(989)	—
Share and Per Share Data:[1]
Period End Shares Outstanding	11,766	11,761	11,763	11,796	11,696
Basic Average Shares Outstanding	11,759	11,770	11,782	11,754	11,729
Diluted Average Shares Outstanding	11,773	11,794	11,788	11,776	11,741
Basic Earnings Per Share	$0.48	$0.45	$0.46	$0.46	$0.50
Diluted Earnings Per Share	0.48	0.45	0.46	0.46	0.50
Cash Dividend Per Share	0.25	0.25	0.24	0.24	0.24
Selected Quarterly Average Balances:
Interest-Bearing Deposits at Banks	$55,023	$30,780	$49,101	$32,855	$31,937
Investment Securities	682,589	678,474	674,338	646,542	697,796
Loans	1,143,666	1,136,322	1,126,452	1,119,384	1,128,006
Deposits	1,733,320	1,683,781	1,668,062	1,554,349	1,596,876
Other Borrowed Funds	66,022	83,055	101,997	164,850	179,989
Shareholders’ Equity	170,199	167,849	168,293	166,514	161,680
Total Assets	1,994,883	1,959,741	1,963,915	1,911,853	1,961,908
Return on Average Assets	1.13%	1.09%	1.10%	1.11%	1.20%
Return on Average Equity	13.22%	12.67%	12.80%	12.80%	14.51%
Return on Tangible Equity[2]	15.67%	15.07%	15.22%	15.19%	17.16%
Average Earning Assets	$1,881,278	$1,845,576	$1,849,891	$1,798,781	$1,857,739
Average Paying Liabilities	1,565,692	1,545,098	1,547,071	1,487,923	1,559,014
Interest Income, Tax-Equivalent	18,508	18,810	19,179	19,884	20,500
Interest Expense	3,279	3,532	4,022	4,345	4,975
Net Interest Income, Tax-Equivalent	15,229	15,278	15,157	15,539	15,525
Tax-Equivalent Adjustment	975	872	832	887	944
Net Interest Margin [3]	3.26%	3.33%	3.25%	3.43%	3.35%
Efficiency Ratio Calculation:
Noninterest Expense	$12,651	$13,146	$12,455	$14,603	$12,171
Less: Intangible Asset Amortization	(127)	(138)	(142)	(135)	(134)
Prepayment Penalty on FHLB Advances	—	—	—	(1,638)	—
Net Noninterest Expense	$12,524	$13,008	$12,313	$12,830	$12,037
Net Interest Income, Tax-Equivalent	$15,229	$15,278	$15,157	$15,539	$15,525
Noninterest Income	6,808	6,559	6,199	7,881	6,228
Less: Net Securities Gains	(143)	(502)	—	(1,771)	(482)
Net Gross Income	$21,894	$21,335	$21,356	$21,649	$21,271
Efficiency Ratio	57.20%	60.97%	57.66%	59.26%	56.59%
Period-End Capital Information:
Total Stockholders’ Equity (i.e. Book Value)	$171,940	$168,466	$166,385	$168,624	$163,589
Book Value per Share	14.61	14.32	14.14	14.30	13.99
Intangible Assets	26,611	26,653	26,752	26,788	25,044
Tangible Book Value per Share [2]	12.35	12.06	11.87	12.02	11.85
Capital Ratios:
Tier 1 Leverage Ratio	9.09%	9.10%	8.95%	9.10%	8.67%
Tier 1 Risk-Based Capital Ratio	15.08%	14.84%	14.71%	15.06%	14.76%
Total Risk-Based Capital Ratio	16.34%	16.10%	15.96%	16.31%	16.02%
Assets Under Trust Administration and Investment Management	$1,019,702	$1,038,186	$973,551	$925,671	$1,017,091

1Share and Per Share Data have been restated for the September 29, 2011 3% stock dividend.
2Tangible Book Value and Tangible Equity exclude intangible assets from total equity.  These are non-GAAP financial measures which we believe provide investors with information that is useful in understanding our financial performance.
3Net Interest Margin is the ratio of our annualized tax-equivalent net interest income to average earning assets.  This is also a non-GAAP financial measure which we believe provides investors with information that is useful in understanding our financial performance.

Arrow Financial Corporation Consolidated Financial Information (Dollars in Thousands - Unaudited)

Quarter Ended:	6/30/2012	12/31/2011	6/30/2011
Loan Portfolio
Commercial Loans	$101,294	$99,791	$97,201
Commercial Construction Loans	17,628	11,083	6,907
Commercial Real Estate Loans	235,861	232,149	228,542
Other Consumer Loans	6,543	6,318	5,981
Consumer Automobile Loans	334,098	322,375	316,692
Residential Real Estate Loans	451,217	459,741	464,773
Total Loans	$1,146,641	$1,131,457	$1,120,096
Allowance for Loan Losses
Allowance for Loan Losses, Beginning of Quarter	$15,053	$14,921	$14,745
Loans Charged-off	136	251	150
Less Recoveries of Loans Previously Charged-off	54	53	55
Net Loans Charged-off	82	198	95
Provision for Loan Losses	240	280	170
Allowance for Loan Losses, End of Quarter	$15,211	$15,003	$14,820
Nonperforming Assets
Nonaccrual Loans	$6,822	$4,528	$4,990
Loans Past Due 90 or More Days and Accruing	504	1,662	555
Loans Restructured and in Compliance with Modified Terms	510	1,422	306
Total Nonperforming Loans	7,836	7,612	5,851
Repossessed Assets	25	56	18
Other Real Estate Owned	812	460	13
Total Nonperforming Assets	$8,673	$8,128	$5,882
Key Asset Quality Ratios
Net Loans Charged-off to Average Loans, Quarter-to-date Annualized	0.03%	0.07%	0.03%
Provision for Loan Losses to Average Loans, Quarter-to-date Annualized	0.08%	0.10%	0.06%
Allowance for Loan Losses to Period-End Loans	1.33%	1.33%	1.32%
Allowance for Loan Losses to Period-End Nonperforming Loans	194.11%	197.10%	253.30%
Nonperforming Loans to Period-End Loans	0.68%	0.67%	0.52%
Nonperforming Assets to Period-End Assets	0.44%	0.41%	0.31%
Six-Month Period Ended:
Allowance for Loan Losses
Allowance for Loan Losses, Beginning of Year	$15,003		$14,689
Loans Charged-off	433		388
Less Recoveries of Loans Previously Charged-off	121		129
Net Loans Charged-off	312		259
Provision for Loan Losses	520		390
Allowance for Loan Losses, End of Year	$15,211		$14,820
Key Asset Quality Ratios
Net Loans Charged-off to Average Loans, Annualized	0.06%		0.05%
Provision for Loan Losses to Average Loans, Annualized	0.09%		0.07%